UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2004

TYLER TECHNOLOGIES, INC.

(Exact names of registrant as specified in its charters)

Delaware	1-10485	75-2303920

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

5949 Sherry Lane, Suite 1400, Dallas, Texas	75225

(Address of principal executive offices)	(Zip code)

(972) 713-3700

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURE

Item 5. Other Events and Regulation FD Disclosure

     This Form 8-K is being filed in order to update the description of our capital stock.

Introduction

     The following is a summary of the current material terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. Therefore, this description of our capital stock is qualified in its entirety by reference to Delaware corporate law and to: (i) our Restated Certificate of Incorporation, as amended through May 14, 1990, and Certificate of Designation of Series A Junior Participating Preferred Stock (filed as Exhibit 3.1 to our Form 10-Q for the quarter ended June 30, 1990) (the “Restated Certificate”); (ii) our Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.1 to our Form 8-K, dated February 19, 1998); (iii) our Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.4 to our Form 10-K for the year ended December 31, 2000); and (iv) our Amended and Restated Bylaws, dated November 4, 1997 (filed as Exhibit 3.3 to our Form 10-K for the year ended December 31, 1997). All capitalized terms not otherwise defined herein have the meaning given them in the Restated Certificate.

General

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 1,000,000 shares of preferred stock, $10.00 par value per share (the “Preferred Stock”), of which 250,000 shares have been designated Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). No other classes of capital stock are authorized or expected to be authorized. As of May 26, 2004, there were 41,524,429 shares of Common Stock outstanding, held of record by 2,431 stockholders, and no shares of Preferred Stock outstanding.

     After the amount of any subscription price, or par value, has been paid in, holders of our capital stock are not subject to assessment to pay the debts of the Company. There are no conversion, redemption or sinking fund provisions applicable to the capital stock. Holders of our capital stock do not have any preemptive rights to purchase additional shares of our capital stock.

     Our Restated Certificate of Incorporation includes a provision that requires any business combination with an Interested Stockholder to be approved by a majority of the Disinterested Directors. Other than this provision, our Restated Certificate does not discriminate against any holder of our capital stock as a result of such holder owning a substantial amount of capital stock. There are no outstanding registration rights with respect to our common stock, and there are no restrictions on the alienability of our common stock.

Common Stock

     Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder. Except for the voting rights established by our board of directors

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for the Preferred Stock, holders of our Common Stock, voting as a single class, are entitled to elect all of our directors. Other than as set forth in Articles Ninth and Twelfth of the Restated Certificate, matters submitted for shareholder approval generally require a majority vote. Article Ninth of the Restated Certificate requires that the holders of eighty percent (80%) of our outstanding capital stock approve any amendment to such article and in certain circumstances approve a Business Combination. Article Twelfth of the Restated Certificate requires that the holders of two-thirds (2/3) of our outstanding capital stock approve amendments to Article Eighth (Evaluation of Relevant Factors for Acquisition Proposals; Stockholders’ Meeting; Stockholder Actions), Article Eleventh (Directors’ Liability) and Article Twelfth (Amendments to Certificate of Incorporation and By-Laws).

     Holders of Common Stock are entitled to receive ratably such dividends as may be allowed under our various financing agreements and as declared by our board of directors out of funds legally available therefor after the payment of dividends to holders of Preferred Stock, if applicable. Upon any liquidation, dissolution or winding up, holders of Common Stock would be entitled to share ratably in our net assets after the payment of liquidating distributions to holders of Preferred Stock, if applicable.

Preferred Stock

     Our board of directors has the power, without further vote of shareholders, to authorize the issuance of up to 1,000,000 shares of Preferred Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Our Preferred Stock may be divided into such number of series as our board of directors determines. There are no shares of Preferred Stock currently outstanding.

     Our board of directors has designated 250,000 shares of the Preferred Stock as the Series A Preferred Stock. Holders of the Series A Preferred Stock are entitled to one hundred (100) votes for each share of Series A Preferred Stock held of record by such holder on all matters submitted for shareholder approval generally. If any shares of Series A Preferred Stock were outstanding, the holders of shares of Series A Preferred Stock and holders of shares of Common Stock would vote together as one class on all matters submitted to a vote of the shareholders.

     Holders of shares of Series A Preferred Stock are entitled to receive quarterly, cumulative dividends in an amount equal to one hundred (100) times the aggregate per share amount of all cash dividends and one hundred (100) times the aggregate per share amount of all non-cash dividends or other distributions declared on the Common Stock, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock. Upon any liquidation, dissolution or winding up, holders of shares of Series A Preferred Stock would be entitled to receive $100 per share plus accrued but unpaid dividends prior to any payment of liquidating distributions to holders of our capital stock ranking junior to or in parity with the Series A Preferred Stock.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC. (Registrant)
Date: June 10, 2004	By:	/s/ H. Lynn Moore, Jr.
H. Lynn Moore, Jr.
Vice President, Secretary and General Counsel